Exhibit 21.1
Compass Minerals International, Inc.
List of Subsidiaries as of September 30, 2025

Company Name	Jurisdiction of Incorporation
Clyman Bay Resources, Inc.	Delaware, U.S.
CMI Nova Scotia Company	Nova Scotia, Canada
CMP Canada Inc.	Nova Scotia, Canada
CMP Capital, Inc.	Delaware, U.S.
Compass Canada Limited Partnership	Ontario, Canada
Compass Canada Potash Holdings Inc.	Saskatchewan, Canada
Compass Cayman Holdings Ltd.	Cayman Islands
Compass Minerals (Europe) Limited	England and Wales
Compass Minerals America Inc.	Delaware, U.S.
Compass Minerals Canada Corp.	Nova Scotia, Canada
Compass Minerals Chile Limitada	Chile
Compass Minerals do Brasil Ltda.	Brazil
Compass Minerals Europe B.V.	Netherlands
Compass Minerals International Limited Partnership	Ontario, Canada
Compass Minerals Lithium Corp of America Inc.	Delaware, U.S.
Compass Minerals Louisiana Inc.	Delaware, U.S.
Compass Minerals Nova Scotia Company	Nova Scotia, Canada
Compass Minerals Ogden Inc.	Delaware, U.S.
Compass Minerals Receivables LLC	Delaware, U.S.
Compass Minerals Storage & Archives Limited	England and Wales
Compass Minerals UK Holdings Limited	England and Wales
Compass Minerals UK Limited	England and Wales
Compass Minerals USA LLC	Delaware, U.S.
Compass Minerals Winnipeg Unlimited Liability Company	Nova Scotia, Canada
Compass Minerals Wynyard Inc.	Saskatchewan, Canada
Compass Resources Canada Company	Nova Scotia, Canada
Compass South American Salt Holdings Ltd.	Cayman Islands
Curlew Valley Farms, LLC	Utah, U.S.
DeepStore Holdings Limited	England and Wales
DeepStore Limited	England and Wales
Dove Creek Grazing, LLC	Utah, U.S.
Fortress Asset Protection Group, LLC	Delaware, U.S.
Fortress Employment Group, Inc.	California, U.S.
Fortress North America, LLC	Delaware, U.S.
FRS Group LLC	Delaware, U.S.
Great Salt Lake Holdings, LLC	Delaware, U.S.
GSL Corporation	Delaware, U.S.
NAMSCO Inc.	Delaware, U.S.
NASC Nova Scotia Company	Nova Scotia, Canada
RT 094 Empreendimentos e Participações Ltda.	Brazil
Salt Union Limited	England and Wales